Exhibit 10.7

OPTION AGREEMENT

This Option Agreement (this “Agreement”) is entered into as of September 5, 2025 (the “Effective Date”) by and between CLEANCORE SOLUTIONS, INC., a Nevada corporation (the “Company”), and CLAYTON ADAMS, an individual resident of the State of Nebraska (“Adams,” and together with the Company, each a “Party” and collectively, the “Parties”).

RECITALS

A. The Company and certain purchasers are parties to that certain Securities Purchase Agreement, dated as of September 1, 2025 (the “SPA”), pursuant to which the Company has agreed to issue and sell, and the purchasers have agreed to purchase, certain securities of the Company.

B. In connection with the transactions contemplated by the SPA, the Company has agreed to grant to Adams, as partial consideration for his continued service as Chief Executive Officer, an option to elect, in his sole discretion, to cause the Company to effect a spin-off of the Legacy Business (as defined below) or to acquire the Legacy Business, on the terms and subject to the conditions set forth in this Agreement.

C. The Parties desire to set forth the terms and conditions of such option and the procedures for effecting either a spin-off or acquisition of the Legacy Business.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS AND INTERPRETATION

(a) Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Closing” means the consummation of the purchase and sale of the Legacy Business pursuant to Section 8.

“Affiliates” has the meaning given in Rule 405 under the Securities Act.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Closing Date” means the “Closing Date” as defined in the SPA.

“Effective Time” means 12:01 a.m. New York City time on the date of the Spin-Off Closing or the Acquisition Closing, as applicable.

“Fairness Opinion” means a written opinion of Newbridge Securities Corporation or another nationally recognized investment banking firm addressed to the Board’s independent directors and to Adams, to the effect that the Option Price (as may be adjusted pursuant hereto) is fair, from a financial point of view, to the Company and its stockholders, and otherwise in form and substance reasonably satisfactory to each of the Board’s independent directors and Adams.

“Governmental Authority” means any U.S. or non-U.S. federal, state, provincial, municipal, local or other governmental, regulatory or administrative authority, agency, court or body.

“Legacy Business” means the Company’s business and operations as conducted immediately prior to the Closing Date of the SPA, excluding any digital asset treasury business or other business lines commenced after such date, and including all assets, liabilities and employees primarily related thereto.

“Minimum Cash Amount” means $500,000 in unrestricted cash and cash equivalents of the Legacy Business as of 11:59 p.m. New York City time on the day immediately preceding the Effective Time, as determined in accordance with GAAP and Section 9.3.

“Option Price” means a price proposed by Mr. Adams that he believes falls within a range that is considered fair, from a financial point of view for the Legacy Business and that is confirmed as fair from a financial point of view by the Fairness Opinion (subject to adjustment pursuant to Article 9).

“Spin-Off” means the distribution by the Company to all holders of its outstanding Common Stock, on a pro rata basis, of all of the issued and outstanding equity securities of SpinCo, in a transaction intended to qualify as tax-free under Section 355 of the Internal Revenue Code of 1986, as amended.

“Securities Act” means the Securities Act of 1933, as amended.

“SpinCo” means a newly formed Nevada corporation, wholly owned by the Company immediately prior to the Spin-Off, to which the Company shall contribute the Legacy Business in accordance with Section 7.

(b) Interpretation. Capitalized terms used but not defined herein have the meanings given in the SPA. Headings are for convenience only and shall not affect interpretation. Unless the context otherwise requires, words importing the singular include the plural and vice versa, and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

2. GRANT OF OPTION

(a) Grant. The Company hereby grants to Adams an irrevocable option (the “Option”) to elect, in Adams’s sole discretion, at any time during the Option Exercise Period, to either:

(i) Spin-Off Election. Direct the Company to consummate the Spin-Off in accordance with Article 7; or

(ii) Acquisition Election. Acquire, or cause one or more entities designated by Adams to acquire, the Legacy Business in accordance with Article 8.

(b) Consideration. The Option is granted as partial consideration for Adams’s continued service as Chief Executive Officer of the Company and in reliance on Adams’s execution of this Agreement.

3. EXERCISE OF OPTION

(a) Option Exercise Period. The Option shall be exercisable at any time during the period commencing on the date that is one hundred eighty (180) days after the Closing Date of the SPA (the “Initial Exercise Date”) and ending at 5:00 p.m. New York City time on the third (3rd) anniversary of the Initial Exercise Date (the “Option Exercise Period”). Notwithstanding anything to the contrary in this Agreement, if the exercise of the Option or the consummation of the Spin-Off or Acquisition is delayed due to the failure to obtain any Required Approvals (as defined below) for reasons outside of Adams’ control, the Option Exercise Period shall be automatically extended until such Required Approvals are obtained and the applicable closing may occur, provided that Adams continues to use commercially reasonable efforts to obtain such approval or consent.

(b) Exercise Notice. Adams may exercise the Option by delivering to the Company a written and irrevocable notice (an “Exercise Notice”) specifying whether Adams elects the Spin-Off or the Acquisition. The Exercise Notice shall:

(i) state the intended Effective Time;

(ii) include Adams’s proposed allocation of assets and liabilities, or any proposed excluded assets, if applicable; and

(iii) be accompanied by

(A) draft transaction documents reasonably necessary to consummate the chosen transaction, and

(B) in the case of an Acquisition, an executed engagement letter evidencing engagement of the investment banking firm selected by Adams and the Board’s independent directors to deliver the Fairness Opinion.

(c) Irrevocability; Lapse. Once delivered, an Exercise Notice may not be revoked except with the written consent of the Company. If the Option is not validly exercised prior to the expiration of the Option Exercise Period, it shall automatically terminate and be of no further force or effect.

4. CONDITIONS PRECEDENT TO SPIN-OFF CLOSING OR ACQUISITION CLOSING

Adams may not consummate a Spin-Off Closing or Acquisition Closing unless each of the following conditions has been satisfied or waived by the Company and Adams, as applicable:

(a) in the case of an Acquisition Closing, delivery to the Company and to Adams of the Fairness Opinion;

(b) receipt of all required approvals of the Company’s Board of Directors, including the approval of a majority of the independent directors and of the Company’s audit committee;

(c) receipt of stockholder approval, if necessary, and completion of any applicable notice or waiting-period requirements under the Securities Exchange Act of 1934, the NYSE American Company Guide, or any other applicable laws;

(d) receipt or completion of all material consents, notices and filings with any Governmental Authority or other third party required in connection with the Spin-Off or Acquisition; and

(e) the absence of any injunction, order or other legal restraint prohibiting consummation of the contemplated transaction.

5. REPRESENTATIONS AND WARRANTIES

(a) Representations and Warranties of the Company. The Company represents and warrants to Adams, as of the date hereof and as of the Effective Time, that:

(i) Organization and Authority. The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

(ii) Authorization. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action.

(iii) Enforceability. This Agreement constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws.

(iv) No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with the Company’s organizational documents, any material agreement binding on the Company, or any applicable law, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Legacy Business or the Company’s ability to perform its obligations hereunder.

(v) Title to Assets. The Company has good and valid title to (or a valid leasehold interest in) the assets comprising the Legacy Business, free and clear of all liens other than Permitted Liens (as defined in the SPA).

(b) Representations and Warranties of Adams. Adams represents and warrants to the Company that:

(i) Authority. Adams has full legal capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

(ii) Enforceability. This Agreement constitutes the valid and binding obligation of Adams, enforceable against him in accordance with its terms.

(iii) No Proceedings. There are no actions, suits or proceedings pending or, to Adams’s knowledge, threatened against Adams that would reasonably be expected to impair or delay his ability to perform his obligations under this Agreement.

6. COVENANTS

(a) Conduct of Legacy Business Pending Exercise. During the Option Exercise Period, the Company shall operate the Legacy Business in the ordinary course consistent with past practice and shall not, without Adams’s prior written consent (not to be unreasonably withheld, conditioned or delayed):

(i) sell, lease or otherwise dispose of any material asset of the Legacy Business (other than inventory in the ordinary course);

(ii) create, incur, assume, or guarantee any indebtedness or issue any debt securities, except (A) as expressly permitted by this Agreement or (B) that will not remain as indebtedness of the Legacy Business at the Effective Time;

(iii) materially amend, terminate or waive rights under any material contract of the Legacy Business.

(iv) make any material capital expenditures or commitments therefor, except as required in the ordinary course of business consistent with past practice;

(v) increase or change the compensation or benefits of any employee, officer, or director of the Legacy Business, or hire or terminate any such employee, except as required by applicable law or in the ordinary course of business consistent with past practice;

(vi) settle or compromise any litigation, arbitration, proceeding, or claim involving the Legacy Business, or waive or release any material rights or claims;

(vii) take any action to materially change the accounting methods, principles, or practices of the Legacy Business;

(viii) make any loans, advances, or capital contributions to, or investments in, any other person or entity (other than to wholly owned subsidiaries in the ordinary course of business consistent with past practice);

(ix) take any other action outside the ordinary course of business that would reasonably be expected to have a material adverse effect on the Legacy Business or Adams’s rights under this Agreement.

(b) Affirmative Covenants. During the Option Exercise Period, the Company shall, and shall cause its Affiliates to, with respect to the Legacy Business:

(i) maintain in full force and effect insurance policies (including, without limitation, general liability, property, and directors’ and officers’ insurance) in such amounts and covering such risks as are reasonable and customary for businesses of similar size and nature;

(ii) use commercially reasonable efforts to preserve intact the business organization of the Legacy Business, maintain its rights, franchises, and goodwill, and preserve its relationships with customers, suppliers, employees, licensors, licensees, and other business relations;

(iii) maintain the Legacy Business in good standing under the laws of its jurisdiction of organization and in compliance in all material respects with all applicable laws;

(iv) promptly notify Adams of any material event, development, or change relating to the Legacy Business;

(v) keep Adams reasonably informed of the operations and financial condition of the Legacy Business and provide such information as Adams may reasonably request for purposes of evaluating and effecting the Spin-Off or Acquisition.

(c) Access; Information. The Company shall afford Adams and his representatives reasonable access, during normal business hours and upon reasonable notice, to the books, records, personnel and facilities of the Legacy Business and shall furnish such information regarding the Legacy Business as Adams may reasonably request for purposes of evaluating and effecting the Spin-Off or Acquisition.

(d) Further Assurances; Reasonable Best Efforts. Each Party shall, and shall cause its respective Affiliates to, use its reasonable best efforts to (a) cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, desirable or advisable to consummate the transactions contemplated hereby, including the preparation, execution and filing of all documentation required under applicable laws, (b) obtain, as promptly as practicable, all consents, waivers, permits, approvals, authorizations, registrations and declarations of, and to provide all notices and make all filings with, any Governmental Authority or other third party that are necessary, advisable or required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (collectively, the “Required Approvals”), and (c) take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to perform and satisfy, in all material respects and within the applicable time periods, each covenant, agreement and obligation required to be performed or satisfied by such Party under this Agreement, including at or prior to the Spin-Off Closing or the Acquisition Closing, as applicable. Without limiting the foregoing, each Party shall (i) make all required filings with, and supply any supplemental information requested by, any Governmental Authority or other third party in connection with obtaining the Required Approvals, (ii) promptly inform the other Party of any material communication received by such Party from any Governmental Authority or other third party with respect to the transactions contemplated by this Agreement, and (iii) cooperate fully with and provide reasonable assistance to the other Party in connection with the foregoing.

(e) Negotiation and Execution of Ancillary Agreements. In connection with the exercise of the Option and the consummation of the Spin-Off or Acquisition, as applicable, each Party shall, and shall cause its respective Affiliates to, negotiate in good faith and use reasonable best efforts to finalize, execute and deliver any agreements, instruments, or other documents (including, without limitation, an asset purchase agreement, separation and distribution agreement, transition services agreement, or other customary transaction documents) that are necessary or advisable to effectuate the transactions contemplated by this Agreement.

7. SPIN-OFF MECHANICS

(a) Pre-Spin-Off Reorganization. Prior to the Spin-Off Closing, the Company shall cause all assets, liabilities and employees primarily related to the Legacy Business to be transferred to SpinCo in accordance with a separation and distribution agreement in customary form for transactions of this type. The Spin-Off shall be effected in compliance with all applicable securities laws, including, if required, the preparation and filing of a Form 10 or other registration statement or filings with the Securities and Exchange Commission or any other applicable regulatory authority.

(b) Spin-Off Closing. On the Spin-Off Closing date:

(i) the Company shall distribute to each holder of record of Company Common Stock as of the record date determined by the Board one share of common stock of SpinCo for each share of Company Common Stock held unless the Parties mutually agree on a different ratio of SpinCo common stock to Company Common Stock;

(ii) all equity interests of SpinCo shall be fully paid and non-assessable and free of liens except pursuant to applicable securities laws; and

(iii) if requested by Adams or the Company, the Company and SpinCo shall enter into a transition services agreement, tax matters agreement and such other ancillary agreements as are reasonable and customary, each in form reasonably satisfactory to Adams and the Company.

(c) Governance of SpinCo. Effective as of the Effective Time, Adams shall serve as a member of the board of directors of SpinCo and as its Chief Executive Officer for an initial term of not less than one (1) year, subject to customary employment terms. The other officers and directors of SpinCo shall be selected exclusively by Adams.

(d) Equity Grants to SpinCo Officers and Directors. Notwithstanding anything to the contrary herein, Adams shall have the right, immediately prior to the Spin-Off, to cause SpinCo to adopt a new equity incentive plan and to issue to its officers and directors, in the aggregate, up to twenty percent (20%) of the equity of SpinCo (on a fully diluted basis) under such plan. The specific allocation and terms of such issuances shall be determined by Adams in his sole discretion, and such awards shall be intended to incentivize the management and performance of SpinCo.

8. ACQUISITION MECHANICS

(a) Purchase and Sale. In the event of an Acquisition Election, the Company shall sell, convey, transfer and assign to Adams (or his designee) all right, title and interest in and to the Legacy Business, and Adams (or his designee) shall purchase and assume the same, free and clear of all liens other than Permitted Liens, for the Option Price (as adjusted pursuant to Article 9).

(b) Acquisition Closing Deliverables. At the Acquisition Closing:

(i) The parties shall enter into an Asset Purchase Agreement in customary form for transactions of this nature pursuant to which Adams (or his designee) shall acquire all or substantially all of the assets of the Legacy Business;

(ii) Adams shall deliver to the Company the Option Price, by wire transfer of immediately available funds, against delivery by the Company of duly executed bills of sale, assignment and assumption agreements and other conveyance documents reasonably necessary to transfer the Legacy Business; and

(iii) each Party shall deliver all certificates, consents and other documents required by this Agreement or reasonably requested by the other Party to evidence the consummation of the Acquisition.

9. PURCHASE PRICE ADJUSTMENT

(a) Minimum Cash Representation. The Option Price will assume that the Legacy Business will have at least the Minimum Cash Amount as of the Effective Time.

(b) Adjustment for Cash Shortfall. If the unrestricted cash and cash equivalents of the Legacy Business as of the Effective Time (the “Closing Cash”) are less than the Minimum Cash Amount, the Option Price shall be reduced, dollar for dollar, by the amount of such shortfall (the “Cash Shortfall”).

(c) Determination of Closing Cash. Within thirty (30) days after the Effective Time, the Company (in the case of a Spin-Off) or Adams (in the case of an Acquisition) shall prepare and deliver to the other Party a statement setting forth its calculation of Closing Cash and any resulting adjustment. The receiving Party may dispute such calculation within fifteen (15) days; any unresolved disputes shall be submitted to an independent public accounting firm of nationally recognized standing jointly selected by the Parties, whose determination shall be final and binding, and whose fees shall be borne fifty percent (50%) by each Party.

10. GOVERNANCE AND CONTROL POST-EXERCISE

(a) Spin-Off. During the one-year period following the Spin-Off Closing: (a) Adams shall have the right to nominate a majority of the members of SpinCo’s board of directors; and (b) the Company shall refrain from taking any action to impede Adams’s ability to manage and control SpinCo.

(b) Acquisition. Upon the Acquisition Closing, the Legacy Business shall be wholly owned and controlled by Adams (or his designee), and the Company shall have no further ownership interest or control rights, except as expressly provided in any transition services agreement.

11. INDEMNIFICATION

(a) Indemnification by the Company. The Company shall indemnify, defend and hold harmless Adams, his Affiliates and their respective directors, officers, employees and agents from and against all losses arising out of any breach by the Company of its representations, warranties or covenants under this Agreement.

(b) Indemnification by Adams. Adams shall indemnify, defend and hold harmless the Company and its Affiliates against all losses arising out of any breach by Adams of his representations, warranties or covenants hereunder.

12. TERM, TERMINATION AND REMEDIES

(a) Term. This Agreement shall commence on the Effective Date and shall automatically terminate upon the earliest to occur of:

(i) the expiration of the Option Exercise Period without a valid Exercise Notice;

(ii) mutual written agreement of the Parties; or

(iii) completion of the Spin-Off Closing or Acquisition Closing and satisfaction of all post-closing adjustments and indemnification obligations.

(b) Remedies. Each Party acknowledges and agrees that monetary damages may be inadequate to compensate for any breach of this Agreement and that any such breach may cause irreparable harm to the non-breaching Party. Accordingly, in the event of any actual or threatened breach of this Agreement, the non-breaching Party shall be entitled, in addition to any other remedies available at law or in equity, to seek and obtain specific performance, injunctive relief (whether temporary, preliminary, or permanent), and any other equitable remedies to prevent or restrain any such breach or threatened breach, without the necessity of proving actual damages or posting bond or other security. Each Party further agrees not to oppose the granting of such equitable relief on the basis that monetary damages would be adequate or that the other Party has an adequate remedy at law. The prevailing Party in any action to enforce this Agreement shall be entitled to reimbursement of its reasonable attorneys’ fees and costs.

13. MISCELLANEOUS

(a) Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the respective Party at the address set forth on the signature page to this Agreement (or to such other address as that Party may designate by Notice to the other Party in accordance with this Section). All Notices must be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), certified or registered mail (in each case, return receipt requested, postage prepaid), or by email. Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section. Either Party may change its address for Notice by providing Notice to the other Party in accordance with this Section.

(b) Assignment. Neither Party may assign its rights or delegate its obligations hereunder without the prior written consent of the other Party, except that Adams may assign his rights (but not his obligations) to any person or entity that he designates; provided that Adams remains liable for all obligations hereunder.

(c) Amendments; Waivers. No amendment or waiver shall be effective unless in writing and signed by each Party. No failure or delay by either Party in exercising any right hereunder shall operate as a waiver thereof.

(d) Entire Agreement; Conflict. This Agreement, together with the SPA and the other Transaction Documents (as defined in the SPA), constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions and writings. In the event of a conflict between this Agreement and the SPA, this Agreement shall control solely with respect to the Option and the transactions contemplated herein.

(e) Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect, and the Parties shall negotiate in good faith to substitute a valid provision that most nearly reflects the original intent.

(f) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts-of-law principles. Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County, New York, and waives trial by jury.

(g) Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signatures transmitted by electronic means (e.g., PDF or DocuSign) shall be deemed original signatures.

(Signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Option Agreement as of the date first written above.

CLEANCORE SOLUTIONS, INC.

By:	/s/ David Enholm
Name:	David Enholm
Title:	Chief Financial Officer

Address:	5920 S 118th Circle
Omaha, NE 68137
Attn:	Chief Financial Officer
Email:

CLAYTON ADAMS

/s/ Clayton Adams

Address:	c/o CleanCore Solutions, Inc.
5920 S 118th Circle
Omaha, NE 68137
Email: